MuniYield New York Insured Fund, Inc.
File Number: 811-6500
CIK Number: 882150
For the Period Ending: 10/31/2003

Pursuant to Exemptive Order No. IC-15520 the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended October 31, 2003

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/14/2003	$5,000	Long Island NY PWR Auth	1.16%	04/01/2025
05/15/2003	8,700	Long Island NY PWR Auth	1.16	04/01/2025